EXHIBIT 10.12

January 7, 2018

Gene Liau, Ph.D.

12 Cole Road

Wayland, MA 01778

Re:	Stoke Therapeutics, Inc.

Dear Dr. Liau:

On behalf of Stoke Therapeutics, Inc. (the “Company”), this letter agreement (the “Agreement”) sets forth the terms and conditions of your appointment as the Company’s Executive Vice President, Head of Research and Preclinical Development, effective as of January 16, 2018 (the “Employment Date”).

1. Position. As of the Employment Date, you are appointed to serve as the Company’s Executive Vice President, Head of Research and Preclinical Development, reporting to Edward Kaye, M.D., the Company’s Chief Executive Officer. You shall devote your full working time and attention to the business of the Company, and you shall not render services to any other business without the prior approval of the Company’s Board of Directors (the “Board”), provided that you shall be permitted to provide the consulting services described in Exhibit B hereto, subject to the restrictions described therein.

2. Compensation and Benefits.

(a) Base Salary: Your annual base salary will be Three Hundred Thousand Dollars ($300,000), payable in accordance with the Company’s normal payroll practices (as such may be adjusted from time to time, the “Base Salary”), less any payroll deductions and withholdings as are required by law.

(b) Target Bonus: You will be eligible to receive an annual cash bonus, with a target amount equal to 30% of your Base Salary (the “Target Bonus” and the actual amount awarded, the “Actual Bonus”), based upon the achievement of both individual and Company performance objectives established in writing by the Board and subject to the terms of the applicable bonus plan(s). To receive payment of any Actual Bonus, you must be employed by the Company on the last day of such fiscal year to which such bonus relates. Your Actual Bonus will be paid by the fifteenth day of the third month following your or the Company’s taxable year in which it is earned, whichever is later.

You shall be entitled to participate in all employee retirement, welfare, benefit and vacation policies and programs of the Company as are in effect from time to time and in which other senior management employees of the Company are eligible to participate, on the same terms as such other senior management employees.

3. Equity Awards. Subject to the Board’s approval, following the initial closing of the Company’s next private sale of its preferred securities for capital-raising purposes, the Company will grant you a stock option to purchase a number of shares of the Company’s common stock under the Company’s 2014 Equity Incentive Plan (the “Plan”) equal to approximately 1.0% of the then-current fully diluted common stock of the Company, including shares available for grant under the Plan (the “Equity Award”). The Equity Award will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The Equity Award will be an “incentive stock option” to the extent permitted under the Code (as defined below).

The Equity Award will be vested as to 1/4th of the total number of shares subject to the Equity Award on the one-year anniversary of the Employment Date, and 1/48th of the total number of shares subject to the Equity Award will vest in monthly installments thereafter on the same day of the month as the Employment Date (and if there is no corresponding day, on the last day of the month), with all shares subject to the Equity Award being fully vested on the four-year anniversary of the Employment Date. Vesting will depend on your continued employment with the Company and will be subject to the terms and conditions of the Plan and the written agreement governing the Equity Award except as explicitly set forth below.

In the event that the Company terminates your employment other than for Cause (as defined below), or you terminate your employment with the Company for Good Reason (as defined below), within ninety (90) days prior to the execution of a definitive agreement providing for the consummation of a Change in Control (as defined below) or within one year following the consummation of a Change in Control, then, effective as of such termination, the Equity Award will vest as to 100% of the shares subject to the Equity Award immediately upon such termination.

4. Expenses. The Company will, in accordance with applicable Company policies and guidelines, reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company.

5. Employment and Termination. Your employment with the Company will be at-will and may be terminated by you or by the Company at any time for any reason as follows: (a) you may terminate your employment upon written notice to the Board for “Good Reason,” as defined below (a “Constructive Termination”); (b) you may terminate your employment upon written notice to the Board at any time in your discretion without Good Reason (“Voluntary Termination”); (c) the Company may terminate your employment upon written notice to you at any time following a determination that there is “Cause,” as defined below, for such termination (“Termination for Cause”); and (d) the Company may terminate your employment upon written notice to you at any time without Cause for such termination (“Termination without Cause”). Notwithstanding anything to the contrary in this Agreement, (i) any reference herein to a termination of your employment is intended to constitute a “separation from service” within the meaning of Section 409A of the Code (as defined below), and Section 1.409A-1(h) of the regulations promulgated thereunder, and shall be so construed, and (ii) no payment will be made or become due to you upon termination of your employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code (as defined below) and you further resign from all positions held at the Company (including, as a member of the Board, if applicable).

6. Definitions. As used in this Agreement, the following terms have the following meanings:

(a) Cause. For purposes of this Agreement, “Cause” means any of the following: (a) you willfully engage in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (b) you commit a material breach of any written agreement between you and the Company that causes harm to the Company, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to you from the Company; (c) you willfully refuse to implement or follow a directive by the Board, directly related to your duties, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to you from the Company; or (d) you engage in material misfeasance or malfeasance demonstrated by a continued pattern of material failure to perform the essential job duties associated with your position, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to you from the Company.

(b) Change in Control. For purposes of this Agreement, “Change in Control” means (a) any transaction or series of related transactions resulting in a liquidation, dissolution or winding up of the Company, (b) a sale of all or substantially all of the assets of the Company that is followed by a liquidation, dissolution or winding up of the Company, (c) any sale or exchange of the capital stock of the Company by the stockholders of the Company in one transaction or a series of related transactions where more than fifty percent (50%) of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities (other than pursuant to a recapitalization of the Company solely with its equity holders) or (d) any merger or consolidation (each, a “combination transaction”), in which the Company is a constituent entity or is a party with another entity if, as a result of such combination transaction, in one transaction or series of related transactions, the voting securities of the Company that are outstanding immediately prior to the consummation of such combination transaction (other than any such securities that are held by an “Acquiring Stockholder,” as defined below) do not represent, or are not converted into, securities of the surviving entity in such combination transaction (or such surviving entity’s parent entity if the surviving entity is owned by the parent) that, immediately after the consummation of such combination transaction, together possess at least a majority of the total voting power of all voting securities of such surviving entity (or its parent, if applicable) that are outstanding immediately after the consummation of such combination transaction, including securities of such surviving entity (or its parent, if applicable) that are held by the Acquiring Stockholder. For purposes of this paragraph, an “Acquiring Stockholder” means a stockholder or stockholders of the Company that (i) merges or combines with the Company in such combination transaction or (ii) directly or indirectly owns or controls a majority of the voting power of another entity that merges or combines with the Company in such combination transaction.

(c) COBRA. For purposes of this Agreement, “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(d) Disability. For purposes of this Agreement, “Disability” shall have that meaning set forth in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

(e) Good Reason. For purposes of this Agreement, “Good Reason” means any of the following taken without your written consent and provided (a) the Company receives, within ninety (90) days following the date on which you know of the occurrence of any of the events set forth in clauses (i) through (iii) below, written notice from you specifying the specific basis for your belief that you are entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) you terminate employment within thirty (30) days following expiration of such cure period: (i) a material reduction in your duties or responsibilities that is inconsistent with your position, provided that (A) a mere change of title alone shall not constitute Good Reason and (B) a reduction in your duties or responsibilities following a Change in Control shall not constitute Good Reason if you are given a position of materially similar or greater overall scope and responsibility within the acquiring company, taking into appropriate consideration that a nominally lower hierarchical role in a larger company may involve similar or greater scope and responsibility than a nominally higher role in the hierarchy of a smaller company; (ii) the requirement that you change your principal office to a facility that increases your commute by more than forty (40) miles from your commute to the location at which you were employed prior to such change; or (iii) a material reduction in your annual base salary or a material reduction in your employee benefits (e.g., medical, dental, insurance, short- and long-term disability insurance and 401(k) retirement plan benefits, collectively, the “Employee Benefits”) to which you are entitled immediately prior to such reduction (other than (x) in connection with a general decrease in the annual base salary or Employee Benefits of all similarly situated employees and (y) following such Change of Control, to the extent necessary to make your annual base salary or Employee Benefits commensurate with those other employees of the Company or its successor entity or parent entity who are similarly situated with you following such Change of Control).

7. Effect of Termination of Employment.

(a) Termination for Cause, Death or Disability, or Voluntary Termination. In the event you are subject to a Termination for Cause, in the event of your death or Disability, or in the event of your Voluntary Termination, you will be paid only (i) any earned but unpaid Base Salary and earned but unused vacation or paid time off, (ii) except in the case of Termination for Cause, the amount of any Actual Bonus earned and payable from a prior year which remains unpaid by the Company as of the date of the termination of employment determined in accordance with customary practice, (iii) other unpaid and then vested amounts, including any amount payable to you under the specific terms of any agreements, plans or awards in which you participate (and subject to the terms of the foregoing), unless otherwise specifically provided in this Agreement and (iv) reimbursement for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such termination of employment (the “Accrued Compensation”).

(b) Termination without Cause or Constructive Termination. In the event of your Termination without Cause or Constructive Termination, provided that (except with respect to the Accrued Compensation) you deliver to the Company a signed settlement agreement and general release of claims in favor of the Company on the Company’s standard form of release (the “Release”) and satisfy all conditions to make the Release effective within fifty (50) days following your termination of employment, then, you shall be entitled to (i) your Accrued Compensation, payable on the date of your termination, (ii) continued payment of your then-current Base Salary for a period of six (6) months following the date of your termination in accordance with the Company’s standard payroll schedule, with the first installment payable on the Company’s first customary payroll date that occurs on the sixtieth

(60th) day following your date of termination; provided that the first installment shall include a catch-up payment to cover payment of amount retroactive to the day immediately following the date of termination, and (iii) provided you timely elect to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments made by Employee in the six (6) months following your termination of employment or, if earlier, until you are eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer; provided that, if the Company determines in its sole discretion that it cannot provide the COBRA benefits described herein without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide you with a taxable lump sum payment in an amount equal to the then unreimbursed monthly COBRA premiums, which lump sum payment will be made on the first business day after the 60th day following your termination of employment.

8. Parachute Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this subparagraph, would be subject to the excise tax imposed by Section 4999 of the Code, then the severance benefits will be either: (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless you and the Company otherwise agree in writing, any determination required under this subparagraph will be made in writing by the Company’s public accountants immediately prior to any change of control or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this subparagraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this subparagraph. The Company will bear all costs the Accountants may incur in connection with any calculations contemplated by this subparagraph.

9. Section 409A. To the extent (i) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.

Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

10. Confidential Information and Other Company Policies. You shall sign and abide by the Company’s Employee Invention Assignment, Confidentiality and Non-Competition Agreement, attached hereto as Exhibit A, insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time.

11. Restrictive Covenants.

(a) Confidentiality. You acknowledge that you have acquired and will acquire knowledge regarding confidential, proprietary and/or trade secret information in the course of performing your responsibilities for the Company, and you further acknowledge that such knowledge and information is the sole and exclusive property of the Company. You recognize that disclosure of such knowledge and information, or use of such knowledge and information, to or by a competitor could cause serious and irreparable harm to the Company.

(b) Non-Competition. As set forth more fully in Section 14 of Exhibit A and in Attachment 3 thereto, during your employment and for six (6) months following the termination of your employment, you hereby agree that you will not, as an employee, service provider, investor or in any other capacity directly or indirectly, whether for your own account or for the account of any other person or entity, engage in (or encourage or assist others to engage in) any business or services anywhere in the world that directly compete with the Business of the Company, as defined in Attachment 3 to Exhibit A (to be updated by the Company upon the termination of your employment). You acknowledge that (i) such competition could cause serious and irreparable harm to the Company and (ii) the current and anticipated Business of the Company is worldwide in scope. If you do not comply with this Section 11(b) and with Section 14 of Exhibit A, you will not have met the conditions for Section 7(b), and the Company will have no further obligation to provide such benefits to you.

12. Miscellaneous.

(a) Successors. This Agreement is binding on and may be enforced by the Company and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Agreement.

(b) Withholding. All sums payable to you hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

(c) Entire Agreement; Survival. This Agreement, together with Exhibit A and its attachments, represents the entire agreement between the parties concerning the subject matter of your employment by the Company. It may be amended, or any of its provisions waived, only by a written document executed by both parties in the case of an amendment, or by the party against whom the waiver is asserted. The provisions of this Agreement shall survive the termination of your employment for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.

(d) Governing Law. This Agreement will be governed by the laws of the State of Massachusetts without reference to conflict of law’s provisions.

Please sign and date this Agreement, and return it to me if you wish to accept employment at the Company under the terms described above.

Best regards,

/s/ Edward M. Kaye, M.D.
Edward Kaye, M.D.
Chief Executive Officer

I, the undersigned, hereby accept and agree to the terms and conditions of my employment with the Company as set forth in this Agreement.

Accepted and agreed to this 8th day of January, 2018:

By:	/s/ Gene Liau, Ph.D.
Gene Liau, Ph.D.

[SIGNATURE PAGE TO AGREEMENT]

Exhibits

Exhibit A	Employee Invention Assignment, Confidentiality and Non-Competition Agreement

Exhibit B	Permitted Consulting Services

Exhibit A

EMPLOYEE INVENTION ASSIGNMENT, CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

EMPLOYEE INVENTION ASSIGNMENT,

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

In consideration of, and as a condition of my employment with Stoke Therapeutics, Inc., a Delaware corporation with its principal offices in the State of Massachusetts (the “Company”), I, as the “Employee” signing this Employee Invention Assignment, Confidentiality and Non-Competition Agreement (this “Agreement”), hereby represent to the Company, and the Company and I hereby agree as follows:

1. Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and/or marketing in connection with its current and projected business and that it is critical for the Company to preserve and protect its proprietary information, its rights in certain inventions and works and in related intellectual property rights. Accordingly, I am entering into this Agreement, whether or not I am expected to create inventions or other works of value for the Company. As used in this Agreement, “Inventions” means inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, confidential information and trade secrets.

2. Disclosure of Inventions. I will promptly disclose in confidence to the Company, or to any person designated by it, all Inventions that I make, create, conceive or first reduce to practice, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets.

3. Work for Hire; Assigned Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment will be “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that I make, create, conceive or first reduce to practice during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets, and that (i) are developed using equipment, supplies, facilities or trade secrets of the Company; (ii) result from work performed by me for the Company; or (iii) relate to the Company’s business or actual or demonstrably anticipated research or development (the “Assigned Inventions”), will be the sole and exclusive property of the Company.

4. Excluded Inventions and Other Inventions. Attached hereto as Attachment 1 is a list describing all existing Inventions, if any, that may relate to the Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the Effective Date (as defined in Section 25, below), and which are not to be assigned to the Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to the Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the Effective Date or thereafter, other than Assigned Inventions and Excluded Inventions. I acknowledge and agree that if, in the scope of my employment, I use any Excluded Inventions or any Other Inventions, or if I include any Excluded Inventions or Other Inventions in any product or service of the Company or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, I will immediately so notify the Company in writing. Unless the Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to the Company, in such circumstances (whether or not I give the Company notice as required above), a perpetual, irrevocable, nonexclusive, transferable, world-wide, royalty-free license to use, disclose, make, sell, offer for sale, import, copy, distribute, modify and create works based on, perform, and display such Excluded Inventions and Other Inventions, and to sublicense third parties in one or more tiers of sublicensees with the same rights.

5. Assignment of Rights. I agree to assign, and do hereby irrevocably transfer and assign, to the Company: (i) all of my rights, title and interests in and with respect to any Assigned Inventions; (ii) all patents, patent applications, copyrights, mask works, rights in databases, trade secrets, and other intellectual property rights, worldwide, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (iii) to the extent assignable, any and all Moral Rights (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any Moral Rights I may have in or with respect to any Assigned Inventions and any Excluded Inventions or Other Inventions licensed to the Company under Section 4, even after termination of my employment with the Company. “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

6. Assistance. I will assist the Company in every proper way to obtain and enforce for the Company all patents, copyrights, mask work rights, trade secret rights and other legal protections for the Assigned Inventions, worldwide. I will execute and deliver any documents that the Company may reasonably request from me in connection with providing such assistance. My obligations under this section will continue beyond the termination of my employment with the Company; provided that the Company agrees to compensate me at a reasonable rate after such termination for time and expenses actually spent by me at the Company’s request in providing such assistance. I hereby appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose. I agree that this appointment is coupled with an interest and will not be revocable.

7. Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information or materials of a confidential or secret nature that may be made, created or discovered by me or that may be disclosed to me by the Company or a third party in relation to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company, or any other party with whom the Company agrees to hold such information or materials in confidence (the “Proprietary Information”). Without limitation as to the forms that Proprietary Information may take, I acknowledge that Proprietary Information may be contained in tangible material such as writings, drawings, samples, electronic media, or computer programs, or may be in the nature of unwritten knowledge or know-how. Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, designs, data, prototypes, specimens, test protocols, laboratory notebooks, business strategies, financial information, forecasts, personnel information, contract information, customer and supplier lists, and the non-public names and addresses of the Company’s customers and suppliers, their buying and selling habits and special needs.

8. Confidentiality. At all times, both during my employment and after its termination, and to the fullest extent permitted by law, I will keep and hold all Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company in each instance, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company, and I will not take with me or retain in any form any documents or materials or copies containing any Proprietary Information. Nothing in this Section 8 or otherwise in this Agreement shall limit or restrict in any way my immunity from liability for disclosing the Company’s trade secrets as specifically permitted by 18 U.S. Code Section 1833, the pertinent provisions of which are attached hereto as Attachment 2.

9. Physical Property. All documents, supplies, equipment and other physical property furnished to me by the Company or produced by me or others in connection with my employment will be and remain the sole property of the Company. I will return to the Company all such items when requested by the Company, excepting only my personal copies of records relating to my employment or compensation and any personal property I bring with me to the Company and designate as such. Even if the Company does not so request, I will upon termination of my employment return to the Company all Company property, and I will not take with me or retain any such items.

10. No Breach of Prior Agreements. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality, non-competition, or other agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of my own or of a former employer or third party that are not generally available for use by the public or have not been legally transferred to the Company.

11. “At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or by me. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.

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12. Company Opportunities; Duty Not to Compete. During the period of my employment, I will at all times devote my best efforts to the interests of the Company, and I will not, without the prior written consent of the Company, engage in, or encourage or assist others to engage in, any other employment or activity that: (i) would divert from the Company any business opportunity in which the Company can reasonably be expected to have an interest; (ii) would directly compete with, or involve preparation to compete with, the current or future business of the Company; or (iii) would otherwise conflict with the Company’s interests or could cause a disruption of its operations or prospects.

13. Non-Solicitation of Employees/Consultants. During my employment with the Company and for a one (1) year period thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity, nor will I encourage or assist others to do so.

14. Non-Competition. During my employment and for six (6) months following the termination of my employment, I hereby agree that I will not, as an employee, service provider, investor or in any other capacity directly or indirectly, whether for my own account or for the account of any other person or entity, engage in (or encourage or assist others to engage in) any business or services anywhere in the world that directly compete with the Business of the Company, as defined in Attachment 3 (to be updated by the Company upon the termination of my employment). I acknowledge that (i) such competition could cause serious and irreparable harm to the Company and (ii) the current and anticipated Business of the Company is worldwide in scope.

15. Use of Name & Likeness. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed, both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

16. Notification. I hereby authorize the Company, during and after the termination of my employment with the Company, to notify third parties, including, but not limited to, actual or potential customers or employers, of the terms of this Agreement and my responsibilities hereunder.

17. Injunctive Relief. I understand that a breach or threatened breach of this Agreement by me may cause the Company to suffer irreparable harm and that the Company will therefore be entitled to injunctive relief to enforce this Agreement.

18. Governing Law; Severability. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the duties of its employees and the protection of its trade secrets. This Agreement will be governed by and construed in accordance with the laws of the State of Massachusetts without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction. If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental intentions of the parties when entering into this Agreement. To the extent such provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement.

20. Entire Agreement. This Agreement, together with Attachments 1-3, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to such subject matter.

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21. Amendment and Waiver. This Agreement may be amended only by a written agreement executed by each of the parties to this Agreement. No amendment or waiver of, or modification of any obligation under, this Agreement will be enforceable unless specifically set forth in a writing signed by the party against which enforcement is sought. A waiver by either party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition with respect to any other instance, whether prior, concurrent or subsequent.

22. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will bind and benefit the parties and their respective successors, assigns, heirs, executors, administrators, and legal representatives. The Company may assign any of its rights and obligations under this Agreement. I understand that I will not be entitled to assign or delegate this Agreement or any of my rights or obligations hereunder, whether voluntarily or by operation of law, except with the prior written consent of the Company.

23. Further Assurances. The parties will execute such further documents and instruments and take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement. Upon termination of my employment with the Company, I will execute and deliver a document or documents in a form reasonably requested by the Company confirming my agreement to comply with the post-employment obligations contained in this Agreement.

24. Acknowledgement. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with this Agreement.

25. Effective Date of Agreement. This Agreement is and will be effective on and after the first day of my employment by the Company, which is January 16, 2018 (the “Effective Date”).

STOKE THERAPEUTICS, INC.:		Employee:

By:	/s/ Edward M. Kaye, M.D.	/s/ Gene Liau
Signature

Name:	Edward Kaye, M.D.	Gene Liau
Name (Please Print)

Title:	Chief Executive Officer

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Attachment 1

LIST OF EXCLUDED INVENTIONS UNDER SECTION 4

Title	Date	Identifying Number or Brief Description

☒ No inventions, improvements, or original works of authorship

☐ Additional sheets attached

Signature of Employee: /s/ Gene Liau

Print Name of Employee: Gene Liau

Date: January 8, 2018

Attachment 2

DEFEND TRADE SECRETS ACT, 18 U.S. CODE § 1833 NOTICE:

18 U.S. Code Section 1833 provides as follows:

Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made, (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Use of Trade Secret Information in Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

Attachment 3

DEFINITION OF BUSINESS

1. Definition of Business. The “Business” is defined as follows:

Targeted up-regulation of gene expression using oligonucleotide-based therapeutics. Treatment of the following human diseases: thrombotic thrombocytopenic purpura, tuberous sclerosis complex, polycystic kidney disease, familial dysautonomia, retinitis pigmentosa, cystic fibrosis, retinoblastoma, familial adenomatous polyposis, protein S deficiency, beta thalassemia, sickle cell disease, acute intermittent porphyria, variegate porphyria, hereditary coproporphyria, Alagille Syndrome, Dravet Syndrome, early onset epileptic encephalopathy, autosomal dominant mental retardation 5, Leber congenital amaurosis, cholesterol ester storage disease, erythropoietic protoporphyria, Fabry Disease, high-risk corneal graft rejection, retinopathy of prematurity, diabetic retinopathy, diabetic macular edema, age-related macular degeneration, uveitis, dry eye syndrome, Shwachman-Diamond Syndrome, Myoclonic Encephalopathy, Rett Syndrome, and Optic Atrophy. The current and anticipated Business of the Company is worldwide in scope.

Exhibit B

Permitted Consulting Services

The permitted consulting services consist of serving on the following boards of directors and scientific advisory boards:

Scientific Advisory Boards:

1.	UMass Amherst

2.	StrideBio

The term of the consulting services is open-ended at this time.